EXHIBIT 99.0


[LOGO]                      CONTACTS: FREDERICK M. GREEN,
 AULT                                 PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                      PHONE: (763) 592-1900

                                      DONALD L. HENRY,
                                      VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                                      PHONE: (763) 592-1900

FOR IMMEDIATE RELEASE
---------------------

                    AULT INCORPORATED ACQUIRES POWER GENERAL

       STRATEGIC ACQUISITION EXPANDS PRODUCT OFFERINGS, LEVERAGES EXISTING
                  DISTRIBUTION CHANNELS, AND FURTHER ENHANCES
                            ENGINEERING CAPABILITIES

MINNEAPOLIS -- JULY 16, 2002 -- AULT INCORPORATED (NASDAQ: AULT), the leading North American manufacturer oF external power conversion products, today announced the acquisition of the operating assets of the Power General division of Nidec America Corporation located in Canton, Massachusetts. Power General specializes in custom AC/DC power supplies and DC/DC products. Under the terms of the asset purchase, Ault paid Nidec $366,000 cash and issued $2,074,000 face amount of its 7% convertible preferred stock. Ault will maintain Power General's engineering group in Massachusetts and move Power General's manufacturing operations to existing Ault facilities in North America and Asia within approximately six months.

      "We welcome Power General into the Ault family and are pleased to continue their established record of customer service and engineering excellence," stated Fred Green, Ault's President and Chief Executive Officer. "This acquisition further establishes our status as an industry leader, enhancing our product line and engineering depth, and is a continuation of our efforts to meet the needs of our customers."

      "The addition of Power General will benefit Ault in a number of ways. First, the additional engineering capabilities enhance product development. Second, the acquisition brings greater product breadth to Ault through the addition of AC/DC power supplies and DC/DC converter products. This broader offering affords Ault new business opportunities previously unavailable due to a lack of an internal power supply offering. The expanded product line will be sold through Ault's well-established network of independent reps and distributors worldwide."

      "This strategic acquisition changes our short-term profile by adding R&D expense," commented Donald Henry, Ault's Vice-President and Chief Financial Officer. "However, our long-term position will be strengthened with enhanced products, shorter cycle times, and improved profitability."

      Founded in 1979, Power General designs, manufactures and sells state-of-the art AC/DC switch mode power supplies and DC/DC converters. Its broad range of standard, modified and custom products focuses primarily on applications in the wireless and optical telecommunications markets. Power General sales in fiscal 2002 were $5.3 million.

      Ault is the largest independent manufacturer of external power conversion products based in North America. The Company is a leading supplier to original equipment manufacturers of broadband modems, wireless and wire line telecommunications infrastructure, computer peripherals and medical equipment.

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